News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 16% INCREASE IN SECOND QUARTER EARNINGS PER SHARE,
COMBINING STRONG ORGANIC GROWTH WITH STRONG FINANCIAL PERFORMANCE
Clearfield, Pennsylvania – July 19, 2019

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the second quarter and first six months of 2019.

Joseph B. Bower, Jr., President and CEO, stated, “During the second quarter we continued to deliver on our growth and profitability goals. Our organic customer acquisition strategies, delivered through our diversified markets, continued to be the engine behind our growth while credit quality remains stable. Our organic growth in revenue, coupled with a continued focus on efficiency and capital management, positions us well for the remainder of 2019.”

Earnings are the result of strong financial performance driven by organic growth

•Net income of $9.8 million, or $0.64 per diluted share, in the second quarter of 2019, as compared to $8.4 million, or $0.55 per diluted share, in the second quarter of 2018, reflecting increases of $1.3 million, or 15.7%, and $0.09 per diluted share, or 16.4%, respectively.

•Net income of $19.2 million, or $1.26 per diluted share, during the six months ended June 30, 2019, compared to net income of $15.5 million, or $1.02 per diluted share, during the six months ended June 30, 2018, reflecting increases of $3.7 million, or 23.8%, and $0.24 per diluted share, or 23.5%, respectively.

Balance sheet growth reflects the strength of our diversified markets and focus on core customer acquisition strategies

•Loans totaling $2.62 billion as of June 30, 2019 grew $287 million, or 12.3%, from June 30, 2018. Loan growth was driven by commercial and industrial loans, which increased $185 million, or 22.9%, over the same time period, while commercial real estate loans contributed an increase of $47.9 million, or 6.8%, over the prior year. Loan growth was attributable primarily to our Private Banking and Buffalo market, which increased $57.0 million, or 38.7%, and $144 million, or 82.1%, respectively.

•Deposits totaling $2.73 billion as of June 30, 2019 grew by $333 million, or 13.9%, from June 30, 2018. Growth in deposits was driven by our targeted customer acquisition strategies which are aimed at core deposits, that over time, tend to be a more stable source of funding. As a result, our Private Banking division grew total deposits by $166 million, or 66.7%, while the deposit portfolio in our Buffalo market grew $220 million, or 164.7%, over the same period.

•Total households serviced as of June 30, 2019, were 66,251, as compared to 61,354 households at June 30, 2018, representing an organic increase of 8.0%. This growth resulted primarily from our core deposit growth strategies in Private Banking and the Buffalo market, further enhancing their value contributions.

•Tangible book value per share of $16.28 as of June 30, 2019 increased 18.5% from tangible book value per share of $13.74 as of June 30, 2018, driven by organic growth, strong earnings and a sustainable dividend strategy.

•A core competency of our Company is identifying de novo opportunities and demographically favorable and competitively attractive markets, placing experienced bankers in these markets and providing a memorable experience for customers. To that end:

◦Our ERIEBANK division, founded in August 2005, ended the quarter with $866 million in loans and $914 million in deposits.

◦Our newest division, BankOnBuffalo, ended the quarter with $333 million in loans and $434 million in deposits, having commenced operations in May 2016.

Performance ratios reflect continued focus on profitability

•Annualized return on average assets of 1.18% for the six months ended June 30, 2019 increased 10 basis points compared to the same period in 2018. Annualized return on average assets of 1.18%, for the second quarter of 2019, increased 3 basis points from the same period in 2018.

•Annualized return on average equity of 14.20% for the six months ended June 30, 2019 compared to 12.76% for the same period in 2018. Annualized return on average equity of 14.05%, for the second quarter of 2019, compared to 13.69%, for the same period in 2018.

•Efficiency Ratio of 61.59% for the six months ended June 30, 2019 improved 71 basis points from 62.30% for the comparable period in 2018. Efficiency Ratio of 61.06% for the second quarter of 2019, improved 6 basis points from 61.12% for the comparable period in 2018.

Revenue reflects organic growth

•Total revenue (comprised of net interest income plus non-interest income) of $69.5 million for the six months ended June 30, 2019 increased $9.2 million, or 15.3%, from the six months ended June 30, 2018. Total revenue of $35.6 million, for the second quarter of 2019, increased $4.2 million or 13.2% from the same period in 2018, due to the following:

◦Net interest income for the six months ended June 30, 2019 increased 13.3% to $56.6 million from the six months ended June 30, 2018, driven by an overall growth of $369 million, or 13.7%, in average earning assets. When compared to the second quarter of 2018, net interest income of $28.8 million increased $3.0 million, or 11.5%, driven by an overall growth of $347 million or 12.6% in average earning assets.

◦Net interest margin on a fully tax-equivalent basis was 3.77% and 3.78% for the six months ended June 30, 2019 and 2018, respectively. The yield on earning assets of 4.98% for the six months ended June 30, 2019 increased 34 basis points from 4.64% for the six months ended June 30, 2018. The cost of interest-bearing liabilities increased 41 basis points to 1.42% for the six months ended June 30, 2019 from 1.01% for the six months ended June 30, 2018, primarily as a result of our core deposit acquisition strategies.

◦Net interest margin on a fully tax-equivalent basis was 3.76%, for the second quarter of 2019 compared to 3.80%, for the same period in 2018. The yield on earning assets of 4.99%, for the second quarter of 2019, increased 28 basis points from 4.71% for the same period in 2018. The cost of interest-bearing liabilities increased 38 basis points to 1.44%, for the second quarter of 2019, from 1.06% for the same period in 2018, once again as a result of our core deposit acquisition strategies.

◦Total non-interest income of $12.9 million for the six months ended June 30, 2019, increased $2.6 million, or 25.0%, from the same period in 2018.

▪Total non-interest income includes gains associated with the sale of available for sale securities and net realized and unrealized gains on trading securities, which combined totaled $1.6 million for the six months ended June 30, 2019 compared to $251 thousand for the same period in 2018.

▪Excluding the items discussed above, non-interest income for the six months ended June 30, 2019 totaled $11.3 million, reflecting an increase of $1.2 million, or 12.2%, from the same period in 2018. As a result of its continued organic growth, CNB experienced an increase in service charges in deposit accounts of $532 thousand, or 21.1%, in the first six months of 2019 compared to the comparable period in 2018.

▪Total non-interest income of $6.8 million, for the second quarter of 2019, increased $1.2 million, or 21.2%, from the same period in 2018, driven mostly by growth of $298 thousand, or 23.4%, in service charges on deposits, coupled with an increase of $417 thousand, or 175.9%, in net realized and unrealized gains on trading securities.

Non-Interest Expense reflects organic growth and a focus on efficiency

•Total non-interest expenses were $22.0 million and $43.2 million during the three and six months ended June 30, 2019, respectively, compared to $19.5 million and $38.5 million during the three and six months ended June 30, 2018, respectively. Salaries and benefits expense increased $2.7 million, or 13.9%, during the six months ended June 30, 2019 compared to the six months ended June 30, 2018, primarily as a result of the expansion of staffing levels in several areas during the past twelve months, including business development, risk management, and customer service personnel. The remainder of the increase in non-interest expenses were primarily a result of CNB’s continued growth and the servicing of a larger customer base. Going forward, we will continue to invest in risk management and customer service resources to support CNB's growth.

Income taxes

•Income tax expense of $4.0 million, for the six months ended June 30, 2019 increased $1.3 million, or 50.1%, from the comparable period in 2018. CNB’s effective tax rate was 17.2% for the six months ended June 30, 2019 compared to 14.6% for the same period in 2018. Income tax expense for the second quarter of 2019, totaled $2.0 million and was at an effective tax rate of 17.3%, compared to income tax expense of $1.5 million and an effective tax rate of 15.5%, for the same period in 2018. The increase in the effective tax rate was driven by the fact that our growth was primarily generated by taxable activities.

Asset quality reflects strength in underwriting and risk profile

•Asset quality continued to be a source of strength as total non-performing assets of $18.9 million, or 0.56%, of total assets, as of June 30, 2019 remained stable compared to $18.5 million, or 0.58%, of total assets as of December 31, 2018 and improved from $25.1 million or 0.83% of total assets as of June 30, 2018.

•For the three months ended June 30, 2019 net loan charge-offs totaled $697 thousand, or 0.11%, of total average loans compared to $539 thousand, or 0.09%, of total average loans for the three months ended June 30, 2018. For the six months ended June 30, 2019 net loan charge-offs were $1.4 million, or 0.11%, of total average loans, compared to $1.1 million, or 0.10%, of total average loans during the comparable period in 2018.

•During the three and six months ended June 30, 2019 provision for loan losses totaled $1.8 million and $3.1 million, respectively, compared to provision for loan losses of $1.9 million and $3.5 million for the three and six months ended June 30, 2018, respectively. In the first six months of 2019, one commercial real estate loan that was impaired at year end 2018 experienced further deterioration, resulting in an additional provision for loan losses of $664 thousand. As of June 30, 2019, the outstanding principal balance of the loan, net of the reserve, is $771 thousand. The remaining change in provision for the three and six months ended June 30, 2019 reflects routine adjustments to impaired loan reserves and increases in general loan loss reserves resulting from CNB’s organic loan growth.

Capital provides source of strength

•As of June 30, 2019 CNB’s total shareholders’ equity of $287 million increased $36.7 million, or 14.7%, from June 30, 2018, as a result of an increase in accumulated other comprehensive income coupled with quality organic earnings, partially offset by the payment of common stock dividends to our shareholders and 40,000 shares repurchased during the three and six months ended June 30, 2019.

•CNB's capital continues to provide a source of strength in support of our focus in investing in organic growth, as reflected in CNB's regulatory capital ratios.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.4 billion that conducts business primarily through CNB Bank, CNB Financial Corporation’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York with offices in northwest New York. CNB Bank is headquartered in Clearfield, Pennsylvania with offices in central and north central Pennsylvania. More information about CNB Financial Corporation and CNB Bank may be found on the Internet at www.cnbbank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,

			%			%
	2019	2018	change	2019	2018	change
Income Statement
Interest income	$38,282	$32,099	19.3%	$75,035	$61,486	22.0%
Interest expense	9,488	6,273	51.3%	18,483	11,560	59.9%
Net interest income	28,794	25,826	11.5%	56,552	49,926	13.3%
Provision for loan losses	1,788	1,905	(6.1)%	3,094	3,536	(12.5)%
Net interest income after provision for loan losses	27,006	23,921	12.9%	53,458	46,390	15.2%

Non-interest income
Service charges on deposit accounts	1,569	1,271	23.4%	3,050	2,518	21.1%
Other service charges and fees	748	723	3.5%	1,394	1,341	4.0%
Wealth and asset management fees	1,202	1,090	10.3%	2,244	2,120	5.8%
Net realized gains on available-for-sale securities	0	0	NA	148	0	NA
Net realized and unrealized gains on trading securities	654	237	175.9%	1454	251	479.3%
Mortgage banking	370	310	19.4%	609	518	17.6%
Bank owned life insurance	326	339	(3.8)%	687	739	(7.0)%
Card processing and interchange income	1,221	1,103	10.7%	2,250	2,074	8.5%
Other	702	533	31.7%	1,109	796	39.3%
Total non-interest income	6,792	5,606	21.2%	12,945	10,357	25.0%
Non-interest expenses
Salaries and benefits	11,507	10,131	13.6%	22,407	19,666	13.9%
Net occupancy expense of premises	2,695	2,634	2.3%	5,561	5,130	8.4%
FDIC insurance premiums	373	378	(1.3)%	795	676	17.6%
Core Deposit Intangible amortization	166	248	(33.1)%	331	496	(33.3)%
Card processing and interchange expenses	684	638	7.2%	1,431	1,372	4.3%
Other	6,559	5,514	19.0%	12,634	11,202	12.8%
Total non-interest expenses	21,984	19,543	12.5%	43,159	38,542	12.0%

Income before income taxes	11,814	9,984	18.3%	23,244	18,205	27.7%
Income tax expense	2,047	1,543	32.7%	4,004	2,667	50.1%
Net income	$9,767	$8,441	15.7%	$19,240	$15,538	23.8%

Average diluted shares outstanding	15,168,485	15,216,310		15,168,214	15,208,687

Diluted earnings per share	$0.64	$0.55	16.4%	1.26	1.02	23.5%
Cash dividends per share	$0.170	$0.165	3.0%	0.340	0.330	3.0%

Payout ratio	27%	30%		27%	32%

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2019	2018	2019	2018
Average Balances
Loans, net of unearned income	$2,565,819	$2,307,218	2,534,745	2,258,272
Investment securities	537,307	448,712	534,404	441,910
Total earning assets	3,103,126	2,755,930	3,069,149	2,700,182
Total assets	3,331,369	2,949,818	3,289,568	2,889,743
Non interest-bearing deposits	355,058	313,400	350,399	313,028
Interest-bearing deposits	2,338,629	1,975,503	2,296,805	1,917,357
Shareholders' equity	278,903	247,369	273,192	245,602
Tangible shareholders' equity (*)	239,668	207,347	233,875	205,458

Average Yields (***)
Loans, net of unearned income	5.39%	5.06%	5.37%	4.98%
Investment securities	3.10%	2.92%	3.11%	2.92%
Total earning assets	4.99%	4.71%	4.98%	4.64%
Interest-bearing deposits	1.24%	0.75%	1.21%	0.70%
Interest-bearing liabilities	1.44%	1.06%	1.42%	1.01%

Performance Ratios (annualized) (***)
Return on average assets	1.18%	1.15%	1.18%	1.08%
Return on average equity	14.05%	13.69%	14.20%	12.76%
Return on average tangible equity (*)	16.35%	16.33%	16.59%	15.25%
Net interest margin, fully tax equivalent basis	3.76%	3.80%	3.77%	3.78%
Efficiency Ratio	61.06%	61.12%	61.59%	62.30%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$245	$94	$475	$139
Holiday Financial net loan charge-offs	452	445	886	968
Total net loan charge-offs	$697	$539	$1,361	$1,107

Net loan charge-offs / average loans (***)	0.11%	0.09%	0.11%	0.10%

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,	% change versus
	2019	2018	2018	12/31/18	06/30/18

Ending Balance Sheet
Loans, net of unearned income	$2,622,358	$2,474,557	$2,335,292	6.0%	12.3%
Loans held for sale	2,032	367	1,661	453.7%	22.3%
Investment securities	542,874	524,649	458,440	3.5%	18.4%
FHLB and other equity interests	12,882	13,183	17,823	(2.3)%	(27.7)%
Other earning assets	4,004	2,236	2,786	79.1%	43.7%
Total earning assets	3,184,150	3,014,992	2,816,002	5.6%	13.1%

Allowance for loan losses	(21,437)	(19,704)	(22,122)	8.8%	(3.1)%
Goodwill	38,730	38,730	38,730	0.0%	0.0%

Core deposit intangible	396	727	1,129	(45.5)%	(64.9)%
Other assets	199,135	186,776	175,890	6.6%	13.2%
Total assets	$3,400,974	$3,221,521	$3,009,629	5.6%	13.0%

Non interest-bearing deposits	$352,570	$356,797	$314,906	(1.2)%	12.0%
Interest-bearing deposits	2,382,192	2,253,989	2,086,659	5.7%	14.2%
Total deposits	2,734,762	2,610,786	2,401,565	4.7%	13.9%

Borrowings	257,784	245,117	257,812	5.2%	0.0%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	51,193	32,168	29,739	59.1%	72.1%

Common stock	0	0	0	NA	NA
Additional paid in capital	97,414	97,602	97,059	(0.2)%	0.4%
Retained earnings	185,838	171,780	158,790	8.2%	17.0%
Treasury stock	(2,735)	(2,556)	(608)	7.0%	349.8%
Accumulated other comprehensive income (loss)	6,098	(3,996)	(5,348)	NA	NA
Total shareholders' equity	286,615	262,830	249,893	9.0%	14.7%

Total liabilities and shareholders' equity	$3,400,974	$3,221,521	$3,009,629	5.6%	13.0%

Ending shares outstanding	15,197,983	15,207,281	15,285,430

Book value per share	$18.86	$17.28	$16.35	9.1%	15.4%
Tangible book value per share (*)	$16.28	$14.69	$13.74	10.8%	18.5%

Capital Ratios
Tangible common equity / tangible assets (*)	7.36%	7.02%	7.07%
Tier 1 leverage ratio	8.12%	7.87%	8.14%
Common equity tier 1 ratio	9.45%	9.50%	9.61%
Tier 1 risk based ratio	10.23%	10.33%	10.49%
Total risk based ratio	13.00%	13.21%	13.67%

Asset Quality
Non-accrual loans	$18,036	$17,239	$24,318
Loans 90+ days past due and accruing	467	890	345
Total non-performing loans	18,503	18,129	24,663
Other real estate owned	440	418	395
Total non-performing assets	$18,943	$18,547	$25,058

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,538	$8,201	$8,614
Non-performing TDR loans **	5,334	6,425	9,388
Total TDR loans	$12,872	$14,626	$18,002

Non-performing assets / Loans + OREO	0.72%	0.75%	1.07%
Non-performing assets / Total assets	0.56%	0.58%	0.83%
Allowance for loan losses / Loans	0.82%	0.80%	0.95%

* - Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Return on average tangible equity is calculated by dividing annualized net income by average tangible assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
** - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
*** - The Average Yields, Performance Ratios and total net loan charge-offs / average loans annualized returns calculation were refined. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
	2019	2018	2018

Shareholders' equity	$286,615	$262,830	$249,893
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	396	727	1,129
Tangible common equity	$247,489	$223,373	$210,034

Total assets	$3,400,974	$3,221,521	$3,009,629
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	396	727	1,129
Tangible assets	$3,361,848	$3,182,064	$2,969,770

Ending shares outstanding	15,197,983	15,207,281	15,285,430

Tangible book value per share	$16.28	$14.69	$13.74
Tangible common equity/Tangible assets	7.36%	7.02%	7.07%